EXHIBIT 10.1

BOSTON SCIENTIFIC CORPORATION
DEFERRED BONUS PLAN

ARTICLE 1

Nature and Purpose of Plan

1.1  Nature.  The Plan is established by the Company, effective June 1, 2010, as an unfunded, nonqualified deferred compensation plan for a select group of management and highly compensated employees.  The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A, to be construed and administered in accordance with the Section 409A Standards.

1.2  Purpose.  The purpose of the Plan is to provide deferred compensation for a select group of management and highly compensated employees by providing Eligible Employees with an opportunity to defer a portion of their Bonus.

ARTICLE 2

Definitions and Rules of Construction

2.1  Definitions.  As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a) “Account” means, with respect to a Participant, the bookkeeping account established for the Participant pursuant to Section 4.4.

(b) “Affiliate” means (1) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (2) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (3) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (4) to the extent required by regulations issued under Code section 414(o), any other organization.  The term “Affiliate,” however, does not include any corporation or unincorporated trade or business prior to the date on which that corporation, trade, or business satisfies the affiliation or control tests of (1), (2), (3), or (4) above.

(c) “Beneficiary” means the person or persons designated pursuant to Section 5.4 to receive benefits under the Plan in the event of a Participant’s death.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Bonus” means the annual bonus compensation earned by an Eligible Employee under the Bonus Plan for a calendar year beginning on or after January 1, 2010.

(f) “Bonus Plan” means the Boston Scientific Corporation Performance Incentive Plan or any similar or successor plan established by the Company and designated by the Committee, provided that awards under the designated plan constitute “performance-based compensation” under the Section 409A Standards.

(g) “Bonus Year” means a calendar year beginning on or after January 1, 2010.

(h) “Change in Control Event” means, with respect to a Participant, a change in the ownership or effective control of the Company (or the Affiliate that employs the Participant at the time of the event) or a change in the ownership of a substantial portion of the assets of the Company (or the Affiliate that employs the Participant at the time of the event), as determined in accordance with the Section 409A Standards, including §1.409A-3(i)(5).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury under that section and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that section.

(j) “Committee” means the Executive Human Resources and Compensation Committee of the Board of Directors.

(k) “Company” means Boston Scientific Corporation.

(l) “Eligible Employee” means an Employee who (1) is employed in the United States or as a U.S.-based expatriate; (2) is employed in a position at or above vice president (or its equivalent); (3) is at salary grade 220 or higher; (4) is a participant in the Bonus Plan; and (5) is approved (or is part of a group that is approved) by the Committee as eligible to participate in the Plan.

(m) “ Employee” means any person who is employed by the Company or an Affiliate as a salaried employee and who receives compensation that the Company or Affiliate initially reports on a federal wage and tax statement (Form W-2).

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces that section or subsection, and it also includes reference to any regulations issued pursuant to or with respect to that section or subsection.

(o) “401(k) Plan” means the Boston Scientific Corporation 401(k) Retirement Plan.

(p) “Measuring Investment” means the investment or investments selected from time to time by the Committee or its designee to measure the value of Participants’ Accounts.  The Committee or its designee will select Measuring Investments that replicate, to the extent it deems practicable, the investment options made available from time to time under the 401(k) Plan, provided, however, that the Committee or its designee will be not be under any obligation to provide a Measuring Investment with respect to Company stock.  The Committee or its designee may, in its sole discretion, add or eliminate Measuring Investments from time to time for any reason.

(q) “Participant” means an Eligible Employee who elects to defer a portion of a Bonus pursuant to the Plan in accordance with Section 4.2.

(r) “Plan” means the Boston Scientific Corporation Deferred Bonus Plan, as set forth in this document, as amended from time to time.

(s) “Section 409A Standards” means the applicable requirements and standards for nonqualified deferred compensation plans established by Code section 409A.

(t) “Separation From Service” means, with respect to a Participant, the Participant’s termination of employment (other than by reason of the Participant’s death) with the Company and all Affiliates and other corporations, trades, or businesses, if any, that would be treated as a single “service recipient” with the Company under the Section 409A Standards, including §1.409A-1(h)(3).  Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).  The Committee may, but need not, elect in writing, subject to the applicable limitations under the Section 409A Standards, any of the special elective rules prescribed in §1.409A-1(h) for purposes of determining whether a Separation From Service has occurred.  Any such written election will be deemed to be part of the Plan.

(u) “Specified Employee” has the meaning given in Code section 409A(a)(2)(B)(i).

(v) “Trustee” means a trustee of a trust established under Section 6.3.

2.2  Rules of Construction.  The following rules of construction will govern in interpreting the Plan:

(a) Words used in the masculine gender will be construed to include the feminine gender, where appropriate, and vice versa.

(b) Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c) If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.

(d) The Plan is intended to comply with Code section 409A, and it will be construed and administered accordingly.  The provisions of the Plan and all deferral elections under Plan will be effected, construed, interpreted, and applied in a manner consistent with Section 409A Standards.  To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

ARTICLE 3

Participation

3.1  Commencement of Participation.  An Eligible Employee will become a Participant by making a deferral election in accordance with the provisions of Section 4.2.

3.2  Duration of Participation.  A Participant will remain a Participant until the Participant has received all payments to which the Participant is entitled under the terms of the Plan.

ARTICLE 4

Deferral Elections and Deferral Accounts

4.1  Eligibility to Make a Deferral Election for a Bonus Year.  An Eligible Employee may make a deferral election pursuant to Section 4.2 for a Bonus Year if the Eligible Employee has been an Employee continuously from the first day of the Bonus Year through the date on which the Eligible Employee makes the deferral election for that Bonus Year.

4.2  Making of Election.  Prior to June 30 of a Bonus Year (or such earlier date as is specified by the Committee or its designee), an Eligible Employee who satisfies the conditions described in Section 4.1 may elect, in writing or electronically, in accordance with the procedures prescribed by the Committee or its designee, to defer payment of a portion of the Eligible Employee’s Bonus for the Bonus Year.  Subject to Section 4.3, an Eligible Employee’s election to defer a portion of his Bonus for a Bonus Year will specify (a) the percentage, not greater than 75%, of the Bonus to be deferred for that Bonus Year; and (b) the payment event selected by the Eligible Employee, from among the options permitted under Section 5.1, for the deferred Bonus for that Bonus Year; and (c) the form of payment selected by the Eligible Employee, from among the options permitted under Section 5.2, for the deferred Bonus for that Bonus Year.  Any election made by an Eligible Employee pursuant to this Section 4.2 will be irrevocable when made.

4.3  Deemed Payment Elections.  If a Participant fails to specify a payment event in any deferral election, the Participant will be deemed to have elected the payment event described in Section 5.1(a).  If a Participant fails to specify a form of payment in any deferral election, the Participant will be deemed to have elected the form of payment described in Section 5.2(a).

4.4  Participants’ Accounts.   The Committee’s designated record keeper will establish a recordkeeping Account in the name of each Participant.  In the calendar year following a Bonus Year, a Participant’s Account will be credited with the portion of the Participant’s Bonus, if any, that the Participant elected to defer for that Bonus Year pursuant to Section 4.2.  The deferred Bonus will be credited to the Participant’s Account as of the date on which the deferred amount is reported to the Committee’s designated record keeper.

4.5  Adjustments for Measuring Investments.  For each day on which the New York Stock Exchange is open for business, the Committee’s designated record keeper will adjust each Participant’s Account to reflect investment returns or losses of the Participant’s selected Measuring Investment(s).  In accordance with rules and procedures established by the Committee or its designee, the Committee’s designated record keeper will permit Participants to select the Measuring Investment(s) for specified portions of their respective Accounts from among the available Measuring Investments.  If a Participant fails to designate any Measuring Investments, the Participant will be deemed to have selected the default Measuring Investment designated by the Committee or its designee.

4.6  Vesting of Accounts.  Participants’ Accounts will be 100% vested and nonforfeitable at all times.

4.7  Account Statements.  At least annually, the Committee’s designated record keeper will provide each Participant with a statement showing the notional balance of the Participant’s Account.

ARTICLE 5

Payment of Deferred Amounts

5.1  Payment Event.   In each deferral election that a Participant makes pursuant to Section 4.2, the Participant may elect a payment event from the payment event options described below.  The payment event options from which the Participant may choose are the following:

(a) the Participant’s Separation From Service; or

(b) the earlier of (i) the Participant’s Separation From Service, or (ii) the calendar year irrevocably designated by the Participant at the time he files his written election under Section 4.2, which cannot be earlier than the second calendar year after the year in which the Bonus is determined.

If the Participant elects (or is deemed to have elected) the payment event described in paragraph (a), then except as provided in Section 5.4, payment will be made (or commence) in the seventh month following the Participant’s Separation From Service.  If the Participant elects the payment event described in paragraph (b), then except as provided in Section 5.4, payment will be made (or commence) in January of the year designated in the Participant’s election, unless the Participant Separates From Service before the beginning of that designated year, in which case payment will be made (or commence) in the seventh month following the Participant’s Separation From Service.

5.2  Form of Payment.  In each deferral election that a Participant makes pursuant to Section 4.2, the Participant may elect a form of payment from among the following options:

(a) a single lump sum payment; or

(b) annual installments over a period of two to five years, as specified by the Participant.

Under the form of payment described in paragraph (a), the amount of lump sum will be equal to the amount credited to the Participant’s Account as of the date of the payment.  Under the payment option described in paragraph (b), the amount of each installment will be equal to the amount credited to the Participant’s Account as of the date of the installment payment divided by the number of installment payments that have not yet been made.

5.3  Cash Payments.  All payments under the Plan will be made in cash.

5.4  Payments to Participants.  Except as provided in paragraphs (a) and (b) below and in Section 5.5, payment will be made to a Participant in accordance with the Participant’s elections from the options available under Sections 5.1 and Section 5.2:

(a) Notwithstanding a Participant’s election of the payment option described in paragraph 5.1(b), if the total value of the Participant’s Accounts does not exceed the applicable dollar amount under Code section 402(g)(1)(B) at any time following the year in which the Participant’s Separation From Service occurs, the Committee may pay out the amount credited to the Participant’s Account in a lump sum.  Any lump sum payment made pursuant to the preceding sentence will include the entire amount of the Participant’s interest in the Plan and in any agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified plan under Treasury Regulation §1.409A-1(c)(2).

(b) Notwithstanding any other Plan provision, if a Change in Control Event occurs, then the unpaid balance of all Participants’ Accounts will be paid in a single lump sum payment within 60 days following the date on which the Change in Control Event occurs.

Because, under the terms of the Plan, all amounts payable on account of a Participant’s Separation From Service are not payable until the seventh month following the Participant’s Separation From Service, any amounts payable on account of a Specified Employee’s Separation From Service will not be paid prior to the date that is six months after the date on which the Specified Employee’s Separation From Service occurs.

5.5  Payment Upon Death.  If a Participant dies before all amounts due to him under the Plan have been paid, then within 60 days following the Participant’s death, the unpaid balance credited to the Participant’s Account will be paid in a lump sum to the Participant’s Beneficiary.  A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant’s Account upon the Participant’s death by submitting a completed Beneficiary designation to the Committee’s designated record keeper, in the form and manner prescribed by the Committee or its designee, before the Participant’s death.  If the Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant’s Beneficiary will be determined as follows:

(a) If the Participant has an account balance under the 401(k) Plan at the time of the Participant’s death, the Participant’s Beneficiary will be his beneficiary under the 401(k) Plan.

(b) If the Participant does not have an account balance under the 401(k) Plan at the time of the Participant’s death, then the Participant’s Beneficiary will be his surviving spouse (as determined under federal law) if the Participant is married on the date of his death, or the Participant’s estate, if the Participant is unmarried on the date of the Participant’s death.

ARTICLE 6

Nature of Claims for Benefit Payments

6.1  Obligation of the Company.  The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to Participants and their Beneficiaries.

6.2  Participants’ Rights Unsecured.  The Plan is unfunded.  The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company.  The maintenance of individual Participant Accounts is for bookkeeping purposes only.  The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan.

6.3  Establishment of Grantor Trust.  The Company is responsible for the payment of amounts owing to Participants and Beneficiaries under the Plan.  At the Company’s sole discretion, the Company may establish one or more trusts of which the Company is the owner under Subpart E of Subchapter J, Chapter 1 of the Code (known as a grantor trust) and may deposit with the Trustee funds sufficient to pay benefits under the Plan.  Whether or not any such trust is irrevocable, its assets will at all times be subject to the claims of the Company’s general creditors in the event of insolvency or bankruptcy.  To the extent any benefits provided under the Plan are paid from a grantor trust, the Company will have no further obligation to pay Plan benefits.  Any Plan benefits not paid from the grantor trust(s) will remain the Company’s obligation.

ARTICLE 7

Administration

7.1  Plan Administrator.  The Committee will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all of its details.

7.2  Powers of the Committee as Administrator. The Committee’s powers as administrator of the Plan will include, but will not be limited to, the following discretionary authority, in addition to all powers and authority provided elsewhere in the Plan:

(a)  to make and enforce such rules and regulations, consistent with the terms of the Plan, as the Committee deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(c) to determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom such amounts will be distributed;

(d) to allocate or delegate its powers to other persons; and

(e) to appoint persons to carry out administrative and recordkeeping functions with respect to the Plan;

7.3  Finality of Committee Determinations.  Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan, or in carrying out  or administering the Plan, will be final and binding for all purposes and upon all interested persons in the absence of clear and convincing evidence that the determination or interpretation was made arbitrarily or capriciously.

7.4  Claims Procedures.  Any person making a claim for benefits under the Plan must submit the claim in writing to the Committee or its designee.  If the Committee or its designee denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim.  The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee or its designee, together with a written explanation of the basis for the request.  The Committee or its designee will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based).  All interpretations, determinations, and decisions of the Committee with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.

7.5  Indemnification.  The Company agrees to indemnify and hold harmless any member of the Committee, any employee or former employee to whom the Committee delegates or allocates any of the Committee’s responsibilities under the Plan, and any employee or former employee who has been asked to assist the Committee in any way (together, the “indemnified persons”) against any liability (including, without limitation, payment of attorney’s fees) that the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.

7.6  Right to Suspend Benefits and Correct Errors.  To the extent consistent with the Section 409A Standards, the Committee or its designee may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them.  The Committee specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Committee or its designee.  The Committee is authorized to recover any payment made in error.

7.7  Withholding.  The Company has the right to deduct from all payments under the Plan any taxes required by law to be withheld from the payments.  The recipients of the payments will bear responsibility for all taxes on amounts payable under the Plan to the extent that taxes are not withheld from those amounts, irrespective of whether withholding is required.

7.8  Incapacity.  If the Committee or its designee determines that any person entitled to benefits under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person’s spouse, parent, or other party providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative.

7.9  Legal Holidays.  If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Section 7.9 does not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

ARTICLE 8

Amendment or Termination of the Plan

The Company hopes and expects to continue the Plan in effect, but it reserves the right to amend the Plan, by action of the Board of Directors or its designee, in any respect at any time (retroactively if the Company so provides) and to terminate the Plan.  Any amendment or termination will be set forth in a written instrument and signed by a duly authorized representative of the Company.  In the event of an amendment or termination of the Plan, a Participant’s benefits will not be less than the amount credited to the Participant’s Account immediately prior to the amendment or termination.

ARTICLE 9

Miscellaneous

9.1  No Assignment or Alienation.  No payee may assign any payment due him under the Plan.  No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.

9.2  Limitation of Rights.  Neither the establishment nor amendment of the Plan, nor the payment of any benefits, will be construed as giving any individual any legal or equitable right against the Company, the Committee, or any Trustee.  In no event will the Plan be deemed to constitute a contract between any individual and the Company, the Committee, or any Trustee.

9.3  Receipt and Release.  Any payment of a benefit under the Plan to any Participant or Beneficiary will be in full satisfaction of all claims with respect to the benefit under the Plan against the Company, the Committee, and any Trustee.

9.4  Tax Withholding.  Notwithstanding any other provision of the Plan to the contrary, all payments under the Plan will be subject to reduction for applicable income tax withholding and other legally or contractually required withholdings.  To the extent amounts credited under the Plan are includible in “wages” for purposes of Chapter 21 of the Code, or are otherwise includible in taxable income, prior to distribution the Company may deduct the required withholding with respect to the wages or income from compensation currently payable to the Participant, or the Committee or its designee may reduce the Participant’s Account under the Plan or require the Participant to make other arrangements satisfactory to the Company for the satisfaction of the Company’s withholding obligations.

9.5  No Employment Rights.  The Plan is not a contract of employment between a Participant and the Company or any Affiliate.  Nothing in the Plan will be deemed to give any person a right to remain in the employ of the Company or any Affiliate or affect the right of the Company or any Affiliate to deal with any person as to his or her hiring, termination, layoff, compensation, and all other conditions of the person’s employment, as though the Plan did not exist.  This Plan will not be deemed to be consideration for, or an inducement for the performance of, services by any person.

9.6  Severability.                                If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will remain fully enforceable.

9.7  Successor Company.  In the event of the dissolution, sale, merger, consolidation, or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company will have all of the powers, duties, and responsibilities of the Company under the Plan.

9.8  Headings and Subheadings.  Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.

9.9  Governing Law.  To the extent not preempted by federal law, the Plan will be governed by, and construed and administered in accordance with, the laws of the Commonwealth of Massachusetts.

Boston Scientific Corporation, by its duly authorized representative, has caused this Boston Scientific Corporation Deferred Bonus Plan to be executed this _____ day of ___________, 2010.

BOSTON SCIENTIFIC CORPORATION

By: _______________________________

Printed Name: _______________________

Title: ______________________________